Exhibit 99.1

Heritage Commerce Corp’s Second Quarter 2016 Earnings Increased 63% From the Prior Year Second Quarter

San Jose, CA — July 28, 2016 — Heritage Commerce Corp (Nasdaq: HTBK), the holding company (the “Company”) for Heritage Bank of Commerce (the “Bank”), today reported net income increased 63% to $7.3 million, or $0.19 per average diluted common share, for the second quarter of 2016, compared to $4.5 million, or $0.14 per average diluted common share for the second quarter of 2015, and increased 19% from $6.1 million, or $0.16 per average diluted common share for the first quarter of 2016.  For the six months ended June 30, 2016, net income increased 56% to $13.4 million, or $0.35 per average diluted common share, from $8.6 million, or $0.27 per average diluted common share, for the six months ended June 30, 2015. All results are unaudited and include the acquisition of Focus Business Bank (“Focus”) that was completed on August 20, 2015.

“Our first six months of 2016 reflect the effectiveness of our business strategy, as we delivered solid financial results for the second quarter and first half of 2016,” said Walter Kaczmarek, President and Chief Executive Officer.  “We achieved excellent quarterly earnings, resulting in a sound return on average tangible assets of 1.28% and return on average tangible equity of 14.68% for the second quarter of 2016.”

Net income for the second quarter and first six months of 2016 included a $1.0 million gain on proceeds from company owned life insurance.

“We continued to produce solid loan and core deposit growth which highlights our ability to deepen and grow customer relationships, as well as gain new customers and market share in the San Francisco Bay area,” added Mr. Kaczmarek.

Second Quarter 2016 Highlights (as of, or for the period ended June 30, 2016, except as noted):

•      Diluted earnings per share totaled $0.19 for the second quarter of 2016, compared to $0.14 for the second quarter of 2015, and $0.16 for the first quarter of 2016.  Diluted earnings per share totaled $0.35 for the first six months of 2016, compared to $0.27 per diluted share for the first six months of 2015.

•      Net interest income increased 29% to $22.7 million for the second quarter of 2016, compared to $17.6 million for the second quarter of 2015, and increased 2% from $22.3 million for the first quarter of 2016.  For the first six months of 2016, net interest income increased 31% to $45.0 million, compared to $34.5 million for the first six months of 2015.

•      For the second quarter of 2016, the fully tax equivalent (“FTE”) net interest margin contracted 39 basis points to 4.27% from 4.66% for the second quarter of 2015, primarily due to lower yields on loans and securities.  The net interest margin improved 5 basis points for the second quarter of 2016, from 4.22% for the first quarter of 2016 primarily due to re-deploying excess liquidity from lower yielding excess funds at the Federal Reserve Bank into loans and securities.  For the first six months of 2016, the net interest margin declined 38 basis points to 4.24%, compared to 4.62% for the first six months of 2015, primarily due to higher average balances of lower yielding excess funds at the Federal Reserve Bank, and lower yields on loans and securities.

•      The accretion of the loan purchase discount in loan interest income from the Focus transaction was $276,000 for the second quarter of 2016, compared to $518,000 for the first quarter of 2016.  The accretion of the loan purchase discount in loan interest income from the Focus transaction was $1.4 million from the acquisition date of August 20, 2015 through December 31, 2015.  The total purchase discount on non-impaired loans from the Focus loan portfolio was $4.6 million at the acquisition date, of which $2.2 million has been accreted to loan interest income from the acquisition date through June 30, 2016.

•      The yield on the loan portfolio was 5.60% for the second quarter of 2016 and the first six months of 2016, compared to 5.66% for the second quarter of 2015 and 5.69% for the first six months of 2015.  The decrease in the yield on the loan portfolio for the second quarter and first six months of 2016, compared to the respective periods in 2015, primarily reflects the addition of the lower yielding Focus loan portfolio, partially offset by the accretion of the loan purchase discount into loan interest income from the Focus transaction.  The decrease in the yield on the loan portfolio for the second quarter of 2016, compared to 5.64% for the first quarter of 2016, primarily reflects a lower accretion of the loan purchase discount into loan interest income from the Focus transaction.

•      Noninterest income for the second quarter and first six months of 2016 increased compared to the respective periods in 2015, and the first quarter of 2016, primarily due to a $1.0 million gain on proceeds from company owned life insurance and higher gains on sales of securities.

•      The return on average tangible assets was 1.28%, and the return on average tangible equity was 14.68%, for the second quarter of 2016, compared to 1.09% and 10.49%, respectively, for the second quarter of 2015, and 1.07% and 12.62%, respectively, for the first quarter of 2016.  The return on average tangible assets was 1.17%, and the return on average tangible equity was 13.66%, for the first six months of 2016, compared to 1.06% and 10.20%, respectively, for the first six months of 2015.  The return on average tangible assets and return on average tangible equity for the second quarter and for the first six months of 2016 were favorably impacted by a $1.0 million gain on proceeds from company owned life insurance.

•      Loans (excluding loans-held-for-sale) increased $330.5 million, or 29%, to $1.46 billion at June 30, 2016, compared to $1.13 billion at June 30, 2015, which included an increase of $156.5 million, or 14%, in the Company’s legacy loan portfolio, $141.1 million from the Focus loan portfolio, and $32.9 million of purchased residential mortgage loans.  Loans increased $68.9 million, or 5%, at June 30, 2016, compared to $1.40 billion at March 31, 2016, which included an increase of $36.0 million, or 3%, in the Company’s legacy and Focus loan portfolios, and $32.9 million of purchased residential mortgage loans.

•      During the second quarter of 2016, the Company purchased $35.0 million of jumbo single family residential mortgage loans all of which are domiciled in California.  The average loan principal amount is approximately $850,000, and the average yield on the portfolio is 3.11%, net of servicing fees of 25 basis points. Residential mortgages outstanding at June 30, 2016 totaled $32.9 million.

•      Nonperforming assets (“NPAs”) decreased to $4.7 million, or 0.20% of total assets, at June 30, 2016, compared to $5.3 million, or 0.31% of total assets, at June 30, 2015, and increased from $4.6 million, or 0.20% of total assets, at March 31, 2016.

•      Classified assets were $22.8 million, or 0.96% of total assets, at June 30, 2016, compared to $11.2 million, or 0.66% of total assets, at June 30, 2015, and $21.3 million, 0.92% of total assets, at March 31, 2016.

•      Net recoveries totaled $112,000 for the second quarter of 2016, compared to net recoveries of $181,000 for the second quarter of 2015, and net recoveries of $131,000 for the first quarter of 2016.

•      There was a $351,000 provision for loan losses for the second quarter of 2016, compared to a $22,000 provision for loan losses for the second quarter of 2015, and a $401,000 provision for loan losses for the first quarter of 2016.  There was a $752,000 provision for loan losses for the six months ended June 30, 2016, compared to a $38,000 credit provision for loan losses for the six months ended June 30, 2015.

•      The allowance for loan losses (“ALLL”) was 1.36% of total loans at June 30, 2016, compared to 1.65% at June 30, 2015, and 1.39% at March 31, 2016.  The ALLL to total nonperforming loans was 456.90% at June 30, 2016, compared to 388.18% at June 30, 2015, and 465.06% at March 31, 2016.  The ALLL to total loans decreased at June 30, 2016, compared to June 30, 2015, primarily due to the Focus loan portfolio, which was marked to fair market value on the acquisition date, and an increase in the Company’s legacy loan balances with minimal default histories, improving the quality of the loan portfolio overall.

•      Total deposits increased $626.6 million, or 43%, to $2.07 billion at June 30, 2016, compared to $1.45 billion at June 30, 2015, which included an increase of $263.0 million, or 18%, in the Company’s legacy deposit portfolio, and $363.6 million from the Focus deposit portfolio.  Total deposits increased $45.0 million, or 2%, at June 30, 2016, compared to $2.03 billion at March 31, 2016, primarily due to an increase in noninterest-bearing demand deposits.

•      The Company’s consolidated capital ratios exceeded regulatory guidelines and the Bank’s capital ratios exceeded the regulatory guidelines for a well-capitalized financial institution under the Basel III regulatory requirements at June 30, 2016.

			Well-capitalized	Fully Phased-in
			Financial	Basel III
			Institution	Minimal
	Heritage	Heritage	Basel III	Requirement(1)
	Commerce	Bank of	Regulatory	Effective
CAPITAL RATIOS	Corp	Commerce	Guidelines	January 1, 2019
Total Risk-Based	12.3%	12.2%	10.0%	10.5%
Tier 1 Risk-Based	11.2%	11.1%	8.0%	8.5%
Common Equity Tier 1 Risk-Based	10.2%	11.1%	6.5%	7.0%
Leverage	9.0%	8.9%	5.0%	4.0%

(1)Includes a 2.5% capital conseravation buffer, except the leverage ratio.

Operating Results

Net interest income increased 29% to $22.7 million for the second quarter of 2016, compared to $17.6 million for the second quarter of 2015, and increased 2% from $22.3 million for the first quarter of 2016.  Net interest income increased 31% to $45.0 million for the six months ended June 30, 2016, compared to $34.5 million for the six months ended June 30, 2015.  Net interest income increased for the second quarter and first six months of 2016, compared to the respective periods in 2015, primarily due to loans acquired in the Focus acquisition, organic growth in the loan portfolio, the accretion of the loan purchase discount into loan interest income from the Focus transaction, and an increase in the average balance of investment securities.

For the second quarter of 2016, the net interest margin (FTE) contracted 39 basis points to 4.27% from 4.66% for the second quarter of 2015, primarily due to lower yields on loans and securities.  The net interest margin improved 5 basis points for the second quarter of 2016, from 4.22% for the first quarter of 2016 primarily due to re-deploying excess liquidity from lower yielding excess funds at the Federal Reserve Bank into yielding loans and securities.  For the first six months of 2016, net interest margin decreased 38 basis points to 4.24%, compared to 4.62% for the first six months of 2015, primarily due to higher average balances of lower yielding excess funds at the Federal Reserve Bank, and lower yields on loans and securities.

There was a $351,000 provision for loan losses for the second quarter of 2016, compared to a $22,000 provision for loan losses for the second quarter of 2015, and a $401,000 provision for loan losses for the first quarter of 2016. There was a $752,000 provision for loan losses for the six months ended June 30, 2016, compared to a $38,000 credit provision for loan losses for the six months ended June 30, 2015.

Noninterest income increased to $3.7 million for the second quarter of 2016, compared to $2.2 million for the second quarter of 2015, and $2.6 million for the first quarter of 2016.  For the six months ended June 30, 2016, noninterest income was $6.3 million, compared to $4.1 million at June 30, 2015.  The increase in noninterest income for the second quarter and first six months of 2016, compared to the respective periods in 2015 and the first quarter of 2016, was primarily due to a $1.0 million gain on proceeds from company owned life insurance and higher gains on sales of securities.

The Company maintains life insurance policies for some directors and officers that are subject to split-dollar life insurance agreements, which continue after the participant’s employment termination or retirement.  During the second quarter of 2016, the Company received death benefit proceeds of $3.1 million from the life insurance policy of a former officer of a bank acquired by the Company.  The cash surrender value of the policy was $2.1 million, which resulted in a gain on proceeds from company owned life insurance of $1.0 million.

Total noninterest expense for the second quarter of 2016 was $14.4 million, compared to $12.6 million for the second quarter of 2015, and $14.7 million for the first quarter of 2016.  Noninterest expense for the six months ended June 30, 2016 was $29.1 million, compared to $24.9 million for the six months ended June 30, 2015. The difference in noninterest expense in the second quarter and first six months of 2016, compared to the respective periods in 2015, was primarily due to additional employees retained from Focus and an increase in amortization of the core deposit intangible assets as a result of the Focus acquisition, annual salary increases and additional newly hired employees.  There were also significantly lower than normal professional fees for the second quarter and first six months of 2015 due to recoveries of legal fees on problem loans that were paid off.  The lower professional fees were partially offset by pre-tax acquisition costs incurred by the Company in 2015 related to the Focus transaction totaling $423,000 for the second quarter of 2015, and $542,000 during the first six months of 2015.  Full time equivalent employees were 268 at June 30, 2016, 243 at June 30, 2015, and 260 at March 31, 2016.

The efficiency ratio for the second quarter of 2016 improved to 54.47%, compared to 63.70% for the second quarter of 2015, and 58.93% for the first quarter of 2016, reflecting operating efficiencies generated from our acquisitions and the strong revenue growth during the year.  The efficiency ratio for the six months ended June 30, 2016 was 56.63%, compared to 64.51% for the six months ended June 30, 2015.  The efficiency ratio for the second quarter of 2016 and for the first six months of 2016 was favorably impacted by a $1.0 million gain on proceeds from company owned life insurance.

Income tax expense for the second quarter of 2016 was $4.4 million, compared to $2.7 million for the second quarter of 2015, and $3.7 million for the first quarter of 2016. The effective tax rate for the second quarter of 2016 and 2015 was 37.5%, compared to 37.9% for the first quarter of 2016.  Income tax expense for the six months ended June 30, 2016 was $8.1 million, compared to $5.1 million for the six months ended June 30, 2015. The effective tax rate for the six months ended June 30, 2016 was 37.7%, compared to 37.3% for the six months ended June 30, 2015.  The difference in the effective tax rate for the periods reported, compared to the combined Federal and state statutory tax rate of 42%, is primarily the result of the Company’s investment in life insurance policies whose earnings are not subject to taxes, tax credits related to investments in low income housing limited partnerships (net of low income housing investment losses), and tax-exempt interest income earned on municipal bonds.

Balance Sheet Review, Capital Management and Credit Quality

Total assets were $2.38 billion at June 30, 2016, compared to $1.68 billion at June 30, 2015, and $2.33 billion at March 31, 2016.

The investment securities available-for-sale portfolio totaled $390.4 million at June 30, 2016, compared to $209.1 million at June 30, 2015, and $448.5 million at March 31, 2016.  At June 30, 2016, the Company’s securities available-for-sale portfolio was comprised of $373.5 million agency mortgage-backed securities (all issued by U.S. Government sponsored entities), $15.9 million of single entity issue trust preferred securities, and $1.0 million of corporate bonds. The pre-tax unrealized gain on securities available-for-sale at June 30, 2016 was $7.7 million, compared to a pre-tax unrealized gain on securities available-for-sale of $2.4 million at June 30, 2015, and a pre-tax unrealized gain on securities available-for-sale of $5.2 million at March 31, 2016.

The Company received gross proceeds of $43.6 million on investment securities available-for-sale it sold during the second quarter of 2016 with a book value totaling $43.2 million, resulting in a gain on sale of securities of $347,000.  The $43.2 million book value of investment securities sold included $30.1 million of U.S. Treasury securities, $9.0 million of U.S. Government sponsored entities, and $4.1 million of agency mortgage-backed securities.

At June 30, 2016, investment securities held-to-maturity totaled $210.2 million, compared to $100.3 million at June 30, 2015, and $185.2 million at March 31, 2016.  At June 30, 2016, the Company’s securities held-to-maturity portfolio, at amortized cost, was comprised of $91.4 million tax-exempt municipal bonds, and $118.8 million agency mortgage-backed securities.   During the second quarter of 2016, the Company purchased $31.3 million of Government National Mortgage Association (“GNMA”) securities held-to-maturity, with an average book yield of 1.49%.

Loans (excluding loans-held-for-sale) increased $330.5 million, or 29%, to $1.46 billion at June 30, 2016, compared to $1.13 billion at June 30, 2015, which included an increase of $156.5 million, or 14%, in the Company’s legacy loan portfolio, $141.1 million from the Focus loan portfolio, and $32.9 million of purchased residential mortgage loans.  Loans increased $68.9 million, or 5%, at June 30, 2016, compared to $1.40 billion at March 31, 2016, which included an increase of $36.0 million, or 3%, in the Company’s legacy and Focus loan portfolios, and $32.9 million of purchased residential mortgage loans.

The loan portfolio remains well-diversified with commercial and industrial (“C&I”) loans accounting for 42% of the loan portfolio at June 30, 2016, which included $51.8 million of factored receivables at Bay View Funding. Commercial real estate loans accounted for 42% of the total loan portfolio, of which 42% were owner-occupied by businesses.  Consumer and home equity loans accounted for 7% of total loans, land and construction loans accounted for 7% of total loans, and residential mortgage loans accounted for the remaining 2% of total loans at June 30, 2016.   C&I line usage was 42% at June 30, 2016, compared to 40% at June 30, 2015, and 44% at March 31, 2016.

During the second quarter of 2016, the Company purchased $35.0 million of jumbo single family residential mortgage loans all of which are domiciled in California.   The average loan principal amount is approximately $850,000, and the average yield on the portfolio is 3.11%, net of servicing fees of 25 basis points.  Residential mortgages outstanding at June 30, 2016 totaled $32.9 million.

The yield on the loan portfolio was 5.60% for the second quarter of 2016 and the first six months of 2016, compared to 5.66% for the second quarter of 2015 and 5.69% for the first six months of 2015.  The decrease in the yield on the loan portfolio for the second quarter and first six months of 2016, compared to the respective periods in 2015, primarily reflects the addition of the lower yielding Focus loan portfolio, partially offset by the accretion of the loan purchase discount into loan interest income from the Focus transaction.  The decrease in the yield on the loan portfolio for the second quarter of 2016, compared to 5.64% for the first quarter of 2016, primarily reflects a lower accretion of the loan purchase discount into loan interest income from the Focus transaction.

At June 30, 2016, NPAs were $4.7 million, or 0.20% of total assets, compared to $5.3 million, or 0.31% of total assets, at June 30, 2015, and $4.6 million, or 0.20% of total assets, at March 31, 2016.  At June 30, 2016, the NPAs included no loans guaranteed by the SBA.  Foreclosed assets were $313,000 at June 30, 2016, compared to $421,000 at June 30, 2015, and $386,000 at March 31, 2016.  The following is a breakout of NPAs at the periods indicated:

	End of Period:
NONPERFORMING ASSETS	June 30, 2016		March 31, 2016		June 30, 2015
(in $000’s, unaudited)	Balance	% of Total	Balance	% of Total	Balance	% of Total
Commercial real estate loans	$2,849	61%	$2,910	64%	$3,160	60%
Home equity and consumer loans	760	16%	771	17%	327	6%
Commercial and industrial loans	504	11%	290	6%	104	2%
Foreclosed assets	313	7%	386	8%	421	8%
Land and construction loans	207	4%	213	5%	500	10%
SBA loans	40	1%	—	—	741	14%
Total nonperforming assets	$4,673	100%	$4,570	100%	$5,253	100%

Classified assets were $22.8 million at June 30, 2016, compared to $11.2 million at June 30, 2015, and $21.3 million at March 31, 2016.  Classified assets include Small Business Administration (“SBA”) guarantees of $14,000 at June 30, 2016, $0 at June 30, 2015, and $253,000 at March 31, 2016.

The following table summarizes the allowance for loan losses:

	For the Quarter Ended			For the Six Months Ended
ALLOWANCE FOR LOAN LOSSES	June 30,	March 31,	June 30,	June 30,	June 30,
(in $000’s, unaudited)	2016	2016	2015	2016	2015
Balance at beginning of period	$19,458	$18,926	$18,554	$18,926	$18,379
Provision (credit) for loan losses during the period	351	401	22	752	(38)
Net recoveries (charge-offs) during the period	112	131	181	243	416
Balance at end of period	$19,921	$19,458	$18,757	$19,921	$18,757

Total loans	$1,464,114	$1,395,264	$1,133,603	$1,464,114	$1,133,603
Total nonperforming loans	$4,360	$4,184	$4,832	$4,360	$4,832

Allowance for loan losses to total loans	1.36%	1.39%	1.65%	1.36%	1.65%
Allowance for loan losses to total nonperforming loans	456.90%	465.06%	388.18%	456.90%	388.18%

The ALLL at June 30, 2016 was 1.36% of total loans, compared to 1.65% at June 30, 2015, and 1.39% at March 31, 2016.  The ALLL to total loans decreased at June 30, 2016, compared to June 30, 2015, primarily due to the Focus loan portfolio, which was marked to fair market value on the acquisition date, and an increase in the Company’s legacy loan balances with minimal default histories, improving the quality of the loan portfolio overall.  The ALLL to total nonperforming loans was 456.90% at June 30, 2016, compared to 388.18% at June 30, 2015, and 465.06% at March 31, 2016.

Total deposits increased $626.6 million, or 43%, to $2.07 billion at June 30, 2016, compared to $1.45 billion at June 30, 2015, which included an increase of $263.0 million, or 18%, in the Company’s legacy deposit portfolio, and $363.6 million from the Focus deposit portfolio.  Total deposits increased $45.0 million, or 2%, at June 30, 2016, compared to $2.03 billion at March 31, 2016, primarily due to an increase in noninterest-bearing demand deposits.

The total cost of deposits remained unchanged at 0.15% for the second quarter of 2016, compared to the second quarter of 2015, and the first quarter of 2016.  The total cost of deposits was also at 0.15% for the six months ended June 30, 2016, and the six months ended June 30, 2015.

Tangible equity was $204.1 million at June 30, 2016, compared to $171.1 million at June 30, 2015, and $197.9 million at March 31, 2016.  The increase in tangible equity at June 30, 2016 from June 30, 2015 was primarily due to the shares issued to the Focus shareholders in connection with the Focus acquisition and an increase in the Company’s retained earnings.  Tangible book value per common share was $5.72 at June 30, 2016, compared to $5.70 at June 30, 2015, and $5.54 at March 31, 2016.  There were 21,004 shares of Series C Preferred Stock outstanding at June 30, 2016, June 30, 2015, and March 31, 2016, and the Series C Preferred Stock is convertible into an aggregate of 5.6 million shares of common stock at a conversion price of $3.75, upon a transfer of the Series C Preferred Stock in a widely dispersed offering.  Pro forma tangible book value per common share, assuming the outstanding Series C Preferred Stock was converted into common stock, was $5.39 at June 30, 2016, compared to $5.31 at June 30, 2015, and $5.24 at March 31, 2016.

The holders of the Series C Preferred Stock applied for and received the approval of the Federal Reserve and California Department of Business Oversight to exchange the 21,004 shares of Series C Preferred Stock for 5,601,000 common stock (the as converted equivalent).  The Company has indicated to the holders that if such approvals were obtained the Company would agree to enter into an exchange agreement to effect the exchange.  The Company expects to enter into agreements and complete the transactions during the third quarter of 2016.

Accumulated other comprehensive loss was ($2.1) million at June 30, 2016, compared to ($3.3) million at June 30, 2015, and ($3.5) million at March 31, 2016. The unrealized gain on securities available-for-sale, net of taxes, included in accumulated other comprehensive loss was an unrealized gain of $4.5 million June 30, 2016, compared to $1.4 million at June 30, 2015, and $3.0 million at March 31, 2016.  The components of accumulated other comprehensive loss, net of taxes, at June 30, 2016 include the following: an unrealized gain on available-for-sale securities of $4.5 million; the remaining unamortized unrealized gain on securities available-for-sale transferred to held-to-maturity of $350,000; a split dollar insurance contracts liability of ($3.6) million; a supplemental executive retirement plan liability of ($4.1) million; and an unrealized gain on interest-only strip from SBA loans of $670,000.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with full-service branches in Danville, Fremont, Gilroy, Hollister, Los Altos, Los Gatos, Morgan Hill, Pleasanton, Sunnyvale, and Walnut Creek.  Heritage Bank of Commerce is an SBA Preferred Lender.  Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in Santa Clara and provides business-essential working capital factoring financing to various industries throughout the United States.  For more information, please visit www.heritagecommercecorp.com.

Forward Looking Statement Disclaimer

These forward looking statements are subject to various risks and uncertainties that may be outside our control and our actual results could differ materially from our projected results. In addition, our past results of operations do not necessarily indicate our future results. The forward looking statements could be affected by many factors, including but not limited to: (1) local, regional, and national economic conditions and events and their impact on us and our customers; (2) changes in the financial performance or condition of the Company’s customers; (3) volatility in credit and equity markets and its effect on the global economy; (4) competition for loans and deposits and failure to attract or retain deposits and loans; (5) our ability to increase market share and control expenses; (6) our ability to develop and promote customer acceptance of new products and services in a timely manner; (7) risks associated with concentrations in real estate related loans; (8) other than temporary impairment charges to our securities portfolio; (9) an oversupply of inventory and deterioration in values of California commercial real estate; (10) a prolonged slowdown in construction activity; (11) changes in the level of nonperforming assets and charge offs and other credit quality measures, and their impact on the adequacy of the Company’s allowance for loan losses and the Company’s provision for loan losses; (12) the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Open Market Committee of the Federal Reserve Board; (13) changes in inflation, interest rates, and market liquidity which may impact interest margins and impact funding sources; (14) our ability to raise capital or incur debt on reasonable terms; (15) regulatory limits on Heritage Bank of Commerce’s ability to pay dividends to the Company; (16) changes in our capital management policies, including those regarding business combinations, dividends, and share repurchases, among others; (17) operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; (18) the ability to keep pace with, and implement on a timely basis, technological changes; (19) the impact of cyber security attacks or other disruptions to the Company’s information systems and any resulting compromise of data or disruptions in service; (20) changes in the competitive environment among financial or bank holding companies and other financial service providers; (21) the effect and uncertain impact on the Company of the enactment of the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated by supervisory and oversight agencies implementing the new legislation; (22) significant changes in applicable laws and regulations, including those concerning taxes, banking and securities; (23) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; (24) the costs and effects of legal and regulatory developments, including resolution of legal proceedings or regulatory or other governmental inquiries, and the results of regulatory examinations or reviews; and (25) the successful integration of the business, employees and operations of Focus Business Bank with the Company and our ability to achieve the projected synergies of this acquisition within the expected time frame; and (26) our success in managing the risks involved in the foregoing factors.

Member FDIC

	For the Quarter Ended:			Percent Change From:		For the Six Months Ended:
CONSOLIDATED INCOME STATEMENTS	June 30,	March 31,	June 30,	March 31,	June 30,	June 30,	June 30,	Percent
(in $000’s, unaudited)	2016	2016	2015	2016	2015	2016	2015	Change
Interest income	$23,504	$23,062	$18,175	2%	29%	$46,566	$35,541	31%
Interest expense	760	758	533	0%	43%	1,518	1,041	46%
Net interest income before provision for loan losses	22,744	22,304	17,642	2%	29%	45,048	34,500	31%
Provision (credit) for loan losses	351	401	22	-12%	1495%	752	(38)	2079%
Net interest income after provision for loan losses	22,393	21,903	17,620	2%	27%	44,296	34,538	28%
Noninterest income:
Gain on proceeds from company owned life insurance	1,019	—	—	N/A	N/A	1,019	—	N/A
Service charges and fees on deposit accounts	783	767	715	2%	10%	1,550	1,338	16%
Increase in cash surrender value of life insurance	440	449	396	-2%	11%	889	796	12%
Servicing income	371	371	299	0%	24%	742	605	23%
Gain on sales of securities	347	180	—	93%	N/A	527	—	N/A
Gain on sales of SBA loans	279	305	186	-9%	50%	584	393	49%
Other	421	542	568	-22%	-26%	963	958	1%
Total noninterest income	3,660	2,614	2,164	40%	69%	6,274	4,090	53%

Noninterest expense:
Salaries and employee benefits	8,742	8,947	7,712	-2%	13%	17,689	15,754	12%
Occupancy and equipment	1,081	1,076	1,036	0%	4%	2,157	2,072	4%
Professional fees	708	825	239	-14%	196%	1,533	333	360%
Other	3,850	3,837	3,630	0%	6%	7,687	6,734	14%
Total noninterest expense	14,381	14,685	12,617	-2%	14%	29,066	24,893	17%
Income before income taxes	11,672	9,832	7,167	19%	63%	21,504	13,735	57%
Income tax expense	4,377	3,726	2,690	17%	63%	8,103	5,120	58%
Net income	7,295	6,106	4,477	19%	63%	13,401	8,615	56%
Dividends on preferred stock	(504)	(504)	(448)	0%	13%	(1,008)	(896)	13%
Net income available to common shareholders	6,791	5,602	4,029	21%	69%	12,393	7,719	61%
Undistributed earnings allocated to Series C preferred stock	(576)	(403)	(331)	43%	74%	(979)	(605)	62%
Distributed and undistributed earnings allocated to common shareholders	$6,215	$5,199	$3,698	20%	68%	$11,414	$7,114	60%

PER COMMON SHARE DATA
(unaudited)
Basic earnings per share	$0.19	$0.16	$0.14	19%	36%	$0.35	$0.27	30%
Diluted earnings per share	$0.19	$0.16	$0.14	19%	36%	$0.35	$0.27	30%
Weighted average shares outstanding - basic	32,243,935	32,125,716	26,573,909	0%	21%	32,184,825	26,541,816	21%
Weighted average shares outstanding - diluted	32,512,611	32,377,493	26,767,255	0%	21%	32,445,516	26,724,260	21%
Common shares outstanding at period-end	32,294,063	32,170,920	26,596,094	0%	21%	32,294,063	26,596,094	21%
Pro forma common shares outstanding at period-end, assuming Series C preferred stock was converted into common stock	37,895,063	37,771,920	32,197,094	0%	18%	37,895,063	32,197,094	18%
Book value per share	$7.37	$7.22	$6.30	2%	17%	$7.37	$6.30	17%
Tangible book value per share	$5.72	$5.54	$5.70	3%	0%	$5.72	$5.70	0%
Pro forma tangible book value per share, assuming Series C preferred stock was converted into common stock	$5.39	$5.24	$5.31	3%	2%	$5.39	$5.31	2%

KEY FINANCIAL RATIOS
(unaudited)
Annualized return on average equity	11.58%	9.87%	9.59%	17%	21%	10.73%	9.32%	15%
Annualized return on average tangible equity	14.68%	12.62%	10.49%	16%	40%	13.66%	10.20%	34%
Annualized return on average assets	1.25%	1.05%	1.08%	19%	16%	1.15%	1.05%	10%
Annualized return on average tangible assets	1.28%	1.07%	1.09%	20%	17%	1.17%	1.06%	10%
Net interest margin	4.27%	4.22%	4.66%	1%	-8%	4.24%	4.62%	-8%
Efficiency ratio	54.47%	58.93%	63.70%	-8%	-14%	56.63%	64.51%	-12%

AVERAGE BALANCES
(in $000’s, unaudited)
Average assets	$2,345,874	$2,349,224	$1,664,568	0%	41%	$2,347,549	$1,649,839	42%
Average tangible assets	$2,292,248	$2,295,181	$1,648,505	0%	39%	$2,293,715	$1,633,686	40%
Average earning assets	$2,172,349	$2,157,463	$1,542,551	1%	41%	$2,168,411	$1,529,490	42%
Average loans held-for-sale	$2,951	$4,746	$1,748	-38%	69%	$3,848	$1,370	181%
Average total loans	$1,415,001	$1,363,850	$1,106,158	4%	28%	$1,392,931	$1,085,618	28%
Average deposits	$2,042,524	$2,030,898	$1,428,469	1%	43%	$2,036,711	$1,416,121	44%
Average demand deposits - noninterest-bearing	$780,116	$776,999	$550,869	0%	42%	$778,558	$540,767	44%
Average interest-bearing deposits	$1,262,408	$1,253,899	$877,600	1%	44%	$1,258,153	$875,354	44%
Average interest-bearing liabilities	$1,262,415	$1,255,647	$877,613	1%	44%	$1,259,030	$875,392	44%
Average equity	$253,430	$248,700	$187,179	2%	35%	$251,065	$186,400	35%
Average tangible equity	$199,804	$194,657	$171,116	3%	17%	$197,231	$170,247	16%

	End of Period:			Percent Change From:
CONSOLIDATED BALANCE SHEETS	June 30,	March 31,	June 30,	March 31,	June 30,
(in $000’s, unaudited)	2016	2016	2015	2016	2015
ASSETS
Cash and due from banks	$30,820	$25,573	$36,960	21%	-17%
Federal funds sold and interest-bearing deposits in other financial institutions	128,024	117,562	94,308	9%	36%
Securities available-for-sale, at fair value	390,435	448,540	209,092	-13%	87%
Securities held-to-maturity, at amortized cost	210,170	185,165	100,321	14%	109%
Loans held-for-sale - SBA, including deferred costs	4,879	2,389	3,794	104%	29%
Loans:
Commercial	610,385	592,128	471,651	3%	29%
Real estate:
Commercial	619,539	616,821	508,497	0%	22%
Land and construction	103,710	95,547	68,666	9%	51%
Home equity	78,332	74,993	71,579	4%	9%
Residential mortgages	32,852	—	—	N/A	N/A
Consumer	20,037	16,476	13,739	22%	46%
Loans	1,464,855	1,395,965	1,134,132	5%	29%
Deferred loan fees	(741)	(701)	(529)	6%	40%
Total loans, net of deferred fees	1,464,114	1,395,264	1,133,603	5%	29%
Allowance for loan losses	(19,921)	(19,458)	(18,757)	2%	6%
Loans, net	1,444,193	1,375,806	1,114,846	5%	30%
Company owned life insurance	58,765	60,470	52,053	-3%	13%
Premises and equipment, net	7,542	7,625	7,249	-1%	4%
Goodwill	45,664	45,664	13,055	0%	250%
Other intangible assets	7,734	8,126	2,898	-5%	167%
Accrued interest receivable and other assets	50,066	50,413	45,630	-1%	10%
Total assets	$2,378,292	$2,327,333	$1,680,206	2%	42%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand, noninterest-bearing	$834,590	$768,525	$574,210	9%	45%
Demand, interest-bearing	499,512	506,272	235,922	-1%	112%
Savings and money market	480,677	493,275	380,398	-3%	26%
Time deposits-under $250	60,761	61,595	54,071	-1%	12%
Time deposits-$250 and over	182,591	179,048	161,606	2%	13%
Time deposits - brokered	6,079	11,829	26,139	-49%	-77%
CDARS - money market and time deposits	9,574	8,192	14,791	17%	-35%
Total deposits	2,073,784	2,028,736	1,447,137	2%	43%
Accrued interest payable and other liabilities	46,995	46,938	46,030	0%	2%
Total liabilities	2,120,779	2,075,674	1,493,167	2%	42%

Shareholders’ Equity:
Series C preferred stock, net	19,519	19,519	19,519	0%	0%
Common stock	194,765	194,153	134,307	0%	45%
Retained earnings	45,371	41,485	36,484	9%	24%
Accumulated other comprehensive loss	(2,142)	(3,498)	(3,271)	39%	35%
Total shareholders’ equity	257,513	251,659	187,039	2%	38%
Total liabilities and shareholders’ equity	$2,378,292	$2,327,333	$1,680,206	2%	42%

	End of Period:			Percent Change From:
	June 30,	March 31,	June 30,	March 31,	June 30,
	2016	2016	2015	2016	2015
CREDIT QUALITY DATA
(in $000’s, unaudited)
Nonaccrual loans - held-for-investment	$4,360	$4,184	$4,832	4%	-10%
Foreclosed assets	313	386	421	-19%	-26%
Total nonperforming assets	$4,673	$4,570	$5,253	2%	-11%
Other restructured loans still accruing	$141	$145	$158	-3%	-11%
Net (recoveries) charge-offs during the quarter	$(112)	$(131)	$(181)	15%	38%
Provision (credit) for loan losses during the quarter	$351	$401	$22	-12%	1495%
Allowance for loan losses	$19,921	$19,458	$18,757	2%	6%
Classified assets	$22,811	$21,348	$11,169	7%	104%
Allowance for loan losses to total loans	1.36%	1.39%	1.65%	-2%	-18%
Allowance for loan losses to total nonperforming loans	456.90%	465.06%	388.18%	-2%	18%
Nonperforming assets to total assets	0.20%	0.20%	0.31%	0%	-35%
Nonperforming loans to total loans	0.30%	0.30%	0.43%	0%	-30%
Classified assets to Heritage Commerce Corp Tier 1 capital plus allowance for loan losses	10%	10%	6%	0%	67%
Classified assets to Heritage Bank of Commerce Tier 1 capital plus allowance for loan losses	10%	10%	6%	0%	67%

OTHER PERIOD-END STATISTICS
(in $000’s, unaudited)
Heritage Commerce Corp:
Tangible equity	$204,115	$197,869	$171,086	3%	19%
Tangible common equity	$184,596	$178,350	$151,567	4%	22%
Shareholders’ equity / total assets	10.83%	10.81%	11.13%	0%	-3%
Tangible equity / tangible assets	8.78%	8.70%	10.28%	1%	-15%
Tangible common equity / tangible assets	7.94%	7.84%	9.11%	1%	-13%
Loan to deposit ratio	70.60%	68.78%	78.33%	3%	-10%
Noninterest-bearing deposits / total deposits	40.24%	37.88%	39.68%	6%	1%
Total risk-based capital ratio	12.3%	12.4%	13.0%	-1%	-5%
Tier 1 risk-based capital ratio	11.2%	11.3%	11.8%	-1%	-5%
Common Equity Tier 1 risk-based capital ratio	10.2%	10.2%	10.5%	0%	-3%
Leverage ratio	9.0%	8.8%	10.6%	2%	-15%

Heritage Bank of Commerce:
Total risk-based capital ratio	12.2%	12.3%	12.6%	-1%	-3%
Tier 1 risk-based capital ratio	11.1%	11.2%	11.3%	-1%	-2%
Common Equity Tier 1 risk-based capital ratio	11.1%	11.2%	11.3%	-1%	-2%
Leverage ratio	8.9%	8.7%	10.2%	2%	-13%

	For the Quarter Ended			For the Quarter Ended
	June 30, 2016			June 30, 2015
		Interest	Average		Interest	Average
NET INTEREST INCOME AND NET INTEREST MARGIN	Average	Income/	Yield/	Average	Income/	Yield/
(in $000’s, unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Loans, gross(1)	$1,417,952	$19,735	5.60%	$1,107,906	$15,643	5.66%
Securities - taxable	523,183	2,828	2.17%	228,180	1,554	2.73%
Securities - tax exempt(2)	92,230	885	3.86%	80,943	792	3.92%
Other investments and interest-bearing deposits in other financial institutions	138,984	366	1.06%	125,522	463	1.48%
Total interest earning assets(2)	2,172,349	23,814	4.41%	1,542,551	18,452	4.80%
Cash and due from banks	33,208			27,996
Premises and equipment, net	7,589			7,342
Goodwill and other intangible assets	53,626			16,063
Other assets	79,102			70,616
Total assets	$2,345,874			$1,664,568

Liabilities and shareholders’ equity:
Deposits:
Demand, noninterest-bearing	$780,116			$550,869

Demand, interest-bearing	498,970	236	0.19%	235,860	105	0.18%
Savings and money market	505,697	269	0.21%	382,751	198	0.21%
Time deposits - under $100	22,618	16	0.28%	19,065	14	0.29%
Time deposits - $100 and over	217,586	219	0.40%	199,615	161	0.32%
Time deposits - brokered	8,861	19	0.86%	26,790	53	0.79%
CDARS - money market and time deposits	8,676	1	0.05%	13,519	2	0.06%
Total interest-bearing deposits	1,262,408	760	0.24%	877,600	533	0.24%
Total deposits	2,042,524	760	0.15%	1,428,469	533	0.15%

Short-term borrowings	7	—	0.00%	13	—	0.00%
Total interest-bearing liabilities	1,262,415	760	0.24%	877,613	533	0.24%
Total interest-bearing liabilities and demand, noninterest-bearing / cost of funds	2,042,531	760	0.15%	1,428,482	533	0.15%
Other liabilities	49,913			48,907
Total liabilities	2,092,444			1,477,389
Shareholders’ equity	253,430			187,179
Total liabilities and shareholders’ equity	$2,345,874			$1,664,568

Net interest income(2) / margin		23,054	4.27%		17,919	4.66%
Less tax equivalent adjustment(2)		(310)			(277)
Net interest income		$22,744			$17,642

(1)Includes loans held-for-sale.  Yield amounts earned on loans include loan fees and costs.  Nonaccrual loans are included in average balance.

(2)Reflects tax equivalent adjustment for tax exempt income based on a 35% tax rate.

	For the Six Months Ended			For the Six Months Ended
	June 30, 2016			June 30, 2015
		Interest	Average		Interest	Average
NET INTEREST INCOME AND NET INTEREST MARGIN	Average	Income/	Yield/	Average	Income/	Yield/
(in $000’s, unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Loans, gross(1)	$1,396,779	$38,923	5.60%	$1,086,988	$30,647	5.69%
Securities - taxable	501,850	5,603	2.25%	224,039	3,157	2.84%
Securities - tax exempt(2)	92,675	1,776	3.85%	80,410	1,571	3.94%
Federal funds sold and interest-bearing deposits in other financial institutions	177,107	886	1.01%	138,053	716	1.05%
Total interest earning assets(2)	2,168,411	47,188	4.38%	1,529,490	36,091	4.76%
Cash and due from banks	33,078			27,628
Premises and equipment, net	7,660			7,397
Goodwill and other intangible assets	53,834			16,153
Other assets	84,566			69,171
Total assets	$2,347,549			$1,649,839

Liabilities and shareholders’ equity:
Deposits:
Demand, noninterest-bearing	$778,558			$540,767

Demand, interest-bearing	500,461	472	0.19%	233,669	205	0.18%
Savings and money market	502,159	540	0.22%	382,385	383	0.20%
Time deposits - under $100	22,953	32	0.28%	19,370	29	0.30%
Time deposits - $100 and over	212,349	410	0.39%	200,277	312	0.31%
Time deposits - brokered	11,843	49	0.83%	27,450	108	0.79%
CDARS - money market and time deposits	8,388	4	0.10%	12,203	4	0.07%
Total interest-bearing deposits	1,258,153	1,507	0.24%	875,354	1,041	0.24%
Total deposits	2,036,711	1,507	0.15%	1,416,121	1,041	0.15%

Short-term borrowings	877	11	2.52%	38	—	0.00%
Total interest-bearing liabilities	1,259,030	1,518	0.24%	875,392	1,041	0.24%
Total interest-bearing liabilities and demand, noninterest-bearing / cost of funds	2,037,588	1,518	0.15%	1,416,159	1,041	0.15%
Other liabilities	58,896			47,280
Total liabilities	2,096,484			1,463,439
Shareholders’ equity	251,065			186,400
Total liabilities and shareholders’ equity	$2,347,549			$1,649,839

Net interest income(2) / margin		45,670	4.24%		35,050	4.62%
Less tax equivalent adjustment(2)		(622)			(550)
Net interest income		$45,048			$34,500

(1)Includes loans held-for-sale.  Yield amounts earned on loans include loan fees and costs.  Nonaccrual loans are included in average balance.

(2)Reflects tax equivalent adjustment for tax exempt income based on a 35% tax rate.